Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Danimer Scientific, Inc.

First Quarter 2021 Earnings Call

May 17, 2021

C O R P O R A T E P A R T I C I P A N T S

Russ Zukowski, Vice President, Corporate Finance

Steve Croskrey, Chairman and Chief Executive Officer

Jad Dowdy, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jon Tanwanteng, CJS Securities

Laurence Alexander, Jefferies

P R E S E N T A T I O N

Operator

Hello and welcome to the Danimer Scientific First Quarter 2021 Conference Call.

As a reminder, this conference is being recorded.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

I would now like to turn the call over to your host, Russ Zukowski, Vice President of Corporate Finance. Thank you, you may begin.

Russ Zukowski

Thank you, Operator, and thank you, everyone, for joining us today for our First Quarter 2021 Earnings call.

Hosting the call today are Danimer's CEO, Steve Croskrey; and CFO, Jad Dowdy. Phil Van Trump, our Chief Science and Technology Officer is also joining us for Q&A.

During our discussion today, we will be referring to our earnings presentation, which is available on the Investor Relations section of our website at Danimerscientific.com.

On slide 2 Please note that we may discuss forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, future results of operations, capacity, production and demand levels that could differ in a material way from those expressed or implied in the forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Today's presentation also includes references to non-GAAP financial measures. A reconciliation to the most comparable GAAP financial measure can be found in the earnings presentation.

I will now turn the call over to Steve.

Steve Croskrey

Thank you, Russ. Good afternoon, everyone. Thanks for joining us.

Today, we will of course provide an update on our first quarter results, but given it has only been six weeks since our last earnings call, we also want to take this opportunity to take a step back and spend some time on the fundamentals of our business and the science behind our products, and address questions and certain misconceptions about our Company. We understand we are a newly public company and have work to do to tell our story. We are committed to helping investors understand what is driving our business, why we are unique and how we will deliver long term value for shareholders by making a positive impact on the planet.

Simply put, we have figured out how to effectively commercialize PHA to meaningfully reduce plastic waste pollution. Yes, others have tried, but we are succeeding because we cracked the code on how to develop distinct PHA applications that global consumer companies are clamoring for to meet their sustainability commitments. We have the science, represented by decades of research, a portfolio of patents and recognized certifications to back this up, and a host of customer contracts that validate the need for our approach. We work with some of the world's largest consumer brands on our shared goal of addressing the global plastics waste crisis, and could not be more excited about our Company's potential to do just that.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

As you tune in to learn about and understand our story, we ask that you not be distracted by those who are motivated to sow doubt and imply controversy for their financial gain. We ask that you not be distracted by an erroneous claim that mid-process production figures for an emissions report in one state are the basis for calculating any other metric for our business. I assure you, they are not. Other so-called research points are equally absurd and factually incorrect. We aim to be clear and transparent with our investors, and appreciate your support as we continue this journey with you.

As most of you know, PHA is bio-based, biodegradable, renewable bioplastic technology. We have been scaling this technology for 14 years and hold more than 150 granted patents and pending patent applications in more than 20 countries. Our customers, who are sophisticated, global consumer-focused brands have expressed confidence in us because of our intellectual property, because the science behind our biodegradable Nodax biopolymers is proven and because we are the only producer of PHA with the depth and expertise to provide commercialized and scalable solutions. This creates a distinct competitive advantage for Danimer and enables us to capitalize on this unique opportunity to support the shift to a sustainable economy.

Our core competence is application development. We have set ourselves apart by figuring out how to make biopolymers work in a wide variety of product applications. While others have attempted to commercialize PHA at scale, we use our expertise in biopolymer application development and closely collaborate with each of our customers to develop custom PHA formulations that meet their unique needs and drive our mutual success. For over a decade we have been developing proprietary PHA polymers that are scalable across customer applications, and we're seeing growth as more customers start to adopt our solutions.

Now, turning to the first quarter:

Danimer continued to make significant business and operational progress during the first quarter of 2021 and we believe that we remain on track to achieve our goals in 2021 and beyond. Our customer conversations and business development efforts continue to be extremely productive, and our market leadership in research and development is fostering strong customer and partner relationships. As a result, we are opening new product application avenues for our breakthrough Nodax technology, and the path to expand our capacity is tracking to plan.

During the first quarter, we entered into new partnerships, including our March announcement of a two-year partnership with Mars Wrigley to develop biodegradable packaging as part of their supply chain. Around the same time, we had an exciting win with another new customer who prefers to remain anonymous for competitive reasons. As we expected, the increased visibility of being a public company is helping to generate new customer interest.

For example, just one week during May, our sales development team conducted calls with ten brand owners that we had not met before, and we are excited to continue to develop those and other potential customer relationships.

Just last week, we significantly expanded a supply agreement with one of our current partners and we are also in the process of negotiating five new supply agreements: one for straws, one for cutlery, two for films and one for a non-plastic article.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

In addition, I am happy to tell you that one of our partners recently signed a multi-year contract to supply PHA straws to a major QSR. One of our partners has also landed the straw business for the restaurants within a major global retailer.

Furthermore, we recently received new forecasts from a customer in the food service space for the second half of the year. This customer hadn't placed an order with us since Q1 of last year due to the pandemic. We are encouraged to see signs that the food service industry is rebounding.

R&D

In our research and development efforts, we are working on several unique and exciting opportunities with our new Nodax-based aqueous coatings that are used to make paper products more sustainable. We have been researching aqueous coatings as a potential application for a number of years and we are excited to say that we now have a coating that we believe is commercially viable. The coating has received positive feedback in trials with customers, and is going into end of life testing now, which will assess how the material biodegrades in different conditions. Nodax-based aqueous coatings will also help drive cost down by eliminating the need for costly extrusion coating machines and can be applied at 50% coat weight of traditional polymers in similar applications. With the help of our partners such as Kemira, we believe there is strong potential to make this product available for sale at a commercial level by year end.

Our existing partnerships with blue chip customers remain in excellent standing. This includes continued strong support and engagement from our committed, long-term partner PepsiCo, where we are developing applications for reducing waste of single use plastic chip bags. Other important partners to us include Eagle Beverages, Columbia Packaging Group, Genpack, Plastic Suppliers, UrthPact and WinCup, who services Dunkin' brands.

We are a key part of the overall sustainability strategy for numerous global CPG companies and we continue to work very closely together with each of them to create innovative and customized solutions for their specific needs that reduce plastic waste. We believe we have only scratched the surface of an immense potential opportunity and expect demand to continue to outpace production capacity and supply as more companies look to us for bio-based consumer packaging solutions.

Development agreements with our partners are one of our revenue streams. In these agreements, partners invest with Danimer on the research and development to build a product application that fits their unique specifications. You can think of these development agreements as a kind of down payment on future supply contracts. We are excited about where we stand today with our many development agreements and the potential for a meaningful number of those commitments to transition into supply agreements.

Another example of our R&D collaboration efforts is our recently awarded Innovation Research grant to explore pennycress oil as another possible feedstock material for producing PHA. In July of this year, we will begin a project with the University of Minnesota's Forever Green Initiative to research the potential for using pennycress oil, as a potential alternative to canola oil, in producing Nodax.

We've been working on a similar effort since 2020, when the United Soybean Board awarded a grant to Danimer to investigate the use of high-oleic soybean oil in the production of PHA. The goal of that project is to develop a practical model for using high-oleic soybean oil to manufacture sustainable biopolymers in a variety of applications.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

While we are confident in our canola supply, validating other renewable resources that can be used to produce PHA is important to diversifying and scaling the biopolymer supply chain in the future.

Demand remains extremely strong for our products due to our proven science and the urgent need for leading customer brands to deliver on their ESG commitments as plastic waste becomes a growing issue for our planet. The Environmental Protection Agency reported in 2018 that less than 9% of all plastic waste in the U.S. was recycled. According to the Ellen MacArthur Foundation, 32% of the world's plastic ends up in nature.

The Foundation's New Plastics Economy Global Commitment is well-aligned with our mission, as it seeks to unite businesses, governments, and other organizations behind a common vision with 2025 targets to address plastic waste and pollution at its source, starting with packaging. PHA offers a reliable solution to this issue by significantly reducing environmental impact and facilitating the circular economy.

As we have discussed today, our core technology is polyhydroxyalkanoate, or PHA. Our proprietary brand for our unique version of this biopolymer is Nodax. It is a biodegradable alternative to traditional petrochemical plastic, and it represents a disruptive technology for a wide variety of consumer products and related industries.

As investors increase their focus on pollution and environmental impact, we think it's important to share our scientific and technical knowledge so they can better understand our technology and why it is a primary driver behind our success.

Recently, a Wall Street Journal article raised questions about the reliability and biodegradability of PHA technology that major consumer brands and material developers, including Danimer, are using and developing to mitigate the global plastic waste crisis.

Building on our response to the Wall Street Journal article that was published on May 12, I'm going to spend a moment today to give you a more complete and accurate understanding of this material, how PHA is made, the environmental conditions in which it will biodegrade, and most importantly, why some of the most recognizable global brands are advancing their sustainable initiatives by using PHA.

The first thing to understand about PHA is that it is a naturally occurring substance. Unlike traditional plastics that are sourced from non-renewable fossil fuels, PHA is sourced from renewable natural ingredients. The process begins with feeding oils derived from plant seeds, such as canola or soybean, to soil bacteria. In the fermentation process, bacteria consume the plant oil and transform it into PHA. More specifically, the bacteria turn the carbon in the oil into another form of carbon for their own metabolic processes and when they have had enough to eat, they continue the process and store that PHA as energy reserve, which is then extracted and turned into a resin that manufacturers use in a variety of ways. We have included slide 9 in our earnings presentation to show you how this is accomplished through Danimer's three-step manufacturing process of fermentation, downstream processing and extrusion.

Because PHA is a naturally occurring substance, it will return to nature upon disposal, just like other naturally occurring substances such as leaves, cotton, or wood. Bacteria and fungi in the environment will break down PHA and leave behind carbon dioxide, water and biomass. The carbon dioxide is absorbed by

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

plants, and the circular process continues where feedstocks such as canola or soybean oil are extracted from plants to ferment a new batch of PHA. It is nature's own elegant recycling process. Decades of research have verified that PHA will degrade naturally and aerobically in this manner when bacteria are present, such as within soil, freshwater and marine environments.

PHA will also degrade in a variety of waste treatment facilities, including anaerobic digesters, industrial composters and certain types of landfills designed for biodegradation, where PHA will break down in the presence of bacteria and become a renewable source of carbon. Some landfills are sealed, which means they are designed to prevent biodegradation of any material. In those cases, PHA is sequestered into the ground. Because the infrastructure of processing waste on an industrial scale varies between different countries, Danimer Scientific developed our PHA to reliably degrade in a variety of environments at the end of its lifecycle.

All of the information that we provide about the biodegradability of Nodax is backed by rigorous research, international testing standards and third-party certifications.

As an example, the behavior of PHA in various scenarios has been certified by TÜV AUSTRIA, one of the most widely accepted international standards for biodegradability. TÜV has certified Danimer Scientific's Nodax as a material that will reliably degrade in conditions ranging from industrial composting to marine environments.

Today, Nodax possesses all six relevant certifications currently offered by TÜV AUSTRIA. All of Danimer's biopolymers, including Nodax, are also FDA approved for food contact. While the timeframe for complete degradation varies depending on real-world settings - including the dimensions, form and application of the material - all of the extensive testing conducted to date demonstrates that Nodax biodegrades into natural compounds - carbon dioxide, water and biomass. Petrochemical plastics, on the other hand, do not biodegrade in any environment.

Danimer works with a number of university groups and independent test laboratories to validate its products and claims. Published studies by the University of Georgia and the UGA New Materials Institute as well as certifications from TÜV AUSTRIA and the Biodegradable Products Institute, further validate that PHA is a proven biodegradable alternative to traditional petroleum-based plastic.

To further quantify Nodax's impact on the environment, we are in the process of having a full life cycle assessment of our PHA's biodegradability conducted by an independent third party. These assessments are very extensive and take a long time to complete, but will further demonstrate the environmental impact and other benefits of Nodax as a bioplastic alternative to traditional fossil fuel-based plastics.

It goes without saying, but our customers also conduct their own rigorous testing and have expressed confidence that Nodax provides a scalable, highly effective way to significantly reduce plastic pollution. PHA's proven characteristics and our successful formulations have encouraged customers to move beyond exploratory projects and begin transitioning entire product lines from petrochemical plastic to PHA.

Using PHA is a proven safeguard for ensuring single-use items and containers will biodegrade, even if they escape proper waste management streams and end up in the environment.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Now I'll provide an update on our facility expansions.

We are currently producing PHA-based resins out of our Kentucky facility. As we've previously discussed, in 2020, we completed the first of a two-phase expansion for PHA production in Kentucky. Phase one added 20 million pounds of finished product capacity with fermentation runs starting in January 2020 and downstream processing coming online in March of 2020.

During the first quarter of 2021 our neat PHA production, which is an intermediate step in our finished product process, was just over 50% of capacity in Kentucky and we continue to expect to be at 100% of nameplate capacity by the end of the year. As mentioned on our prior earnings call, in the latter part of the second quarter 2021, we are scheduled to temporarily take the Kentucky plant off line to implement several debottlenecking initiatives. The purpose of this previously-planned initiative is to accelerate the facility's continued ramp up of production to higher levels after the second quarter.

We are making good progress on our announced expansion plans. The learnings from the scale up of Phase I are providing us with helpful insights as we make progress with the construction of additional capacity. Phase II construction at our Kentucky facility commenced in December of 2020. Phase II is expected to come online in the second quarter of 2022, ultimately providing us with 45 million pounds of finished product capacity. We have included an aerial view of our progress on Phase II construction on Slides 11 through 13 of our presentation. The completion of both phases will bring our total capacity up to 65 million pounds of finished product per year at our Kentucky facility.

In March of 2021, we announced that we had selected a location in Bainbridge, Georgia to construct a new state-of-the-art greenfield facility to keep up with PHA demand. The greenfield is currently in the pre-construction engineering stage. It is expected to break ground in 2022, with the first half expected to come on line in mid-2023 and the second half expected to be operational in 2024.

Upon completion, the greenfield facility should provide us with an additional 250 million finished pounds of nameplate capacity for a grand total of 315 million finished pounds across our facilities. These plans have evolved over time to meet forecasted demand from our customers. We expect our Kentucky Phase I and II capacity to be fully sold out based on signed and pending contracts. Looking ahead, we expect to grow our long-term capacity, including with our greenfield facility, in tandem with customer demand.

Finally, last week, we announced our intention to redeem all of our outstanding public warrants, as part of our long-term capital planning. Through this transaction we will simplify our capital structure and further strengthen our balance sheet to invest in our capacity expansion initiatives.

I hope the information that we shared with you today provides a better understanding of the proven capabilities of our PHA, the favorable dynamics of the customer demand environment and the significant opportunity ahead of us. We remain more optimistic than ever that Nodax represents a long-term commercial-scale solution to the billions of pounds of traditional plastic waste produced annually. We believe we have a very important role to play in solving this global plastic waste crisis.

Now, let me turn the call over to Jad for an update on our financial results.

Jad Dowdy

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Thank you, Steve.

I'll speak to slide 14.

We had a strong start to the year, with PHA representing a growing share of our revenue as we continue to ramp production. I will discuss our first quarter results, followed by some color on the full year 2021.

Before I dive into results, I'd like to provide you with an update on accounting developments related to warrants that many companies involved in SPAC IPOs have been working through over the last month.

As discussed in our earnings release today and 8-K filed earlier this month, we have restated our 2020 financials to classify private warrants as a liability instead of equity in light of a recently issued SEC staff statement. This restatement had no impact on Danimer's current or historical reported cash or cash equivalents, revenues, results of operations, or cash flows from operating, investing, or financing activities. However, since the private warrants are being accounted for as liabilities, the change in fair value of such liability is recognized as a non-cash charge or gain in the income statement.

Moving to our results. Revenues for the first quarter 2021 grew 24% to $13.2 million compared to $10.6 million in the first quarter last year. This increase was primarily driven by higher sales of PHA-based resins.

In the first quarter, we derived 29% of our revenues from sales of PHA-based resins, compared to 19% of revenues in the fourth quarter 2020, and 2% in the first quarter of 2020. The increased mix of PHA reflects our expanded production capabilities to meet demand.

We calculate our average sales price based on actual sales of both PHA-based and PLA-based finished products to our customers. Our average selling price was over $2.70 per pound in full year 2020, over $2.75 per pound in the fourth quarter of 2020, and increased to over $2.85 per pound for the first quarter of 2021. Our ASP in any given period is impacted by customer and product mix. Quantities sold can differ from quantities produced since volumes may also be added to or taken from inventory. We also reiterate that production figures represented in filings made for environmental regulatory purposes represent "neat PHA material" that is an input to the final products we develop for customers, and is not a proxy for finished product produced or quantities sold.

First quarter gross profit was $1.5 million compared to $3.2 million in the first quarter of 2020. Adjusted gross profit, which excludes depreciation, stock-based compensation and rent related to our manufacturing operations, was $3.9 million , compared to $4.1 million in the first quarter of last year.

Adjusted gross margin declined to 29.2%, from 38.6% in the first quarter of last year, primarily attributable to product mix. In both periods, the average cost per pound of PHA-based products sold was significantly higher than PLA-based products sold as a result of commencing limited PHA manufacturing activities in early 2020 at the Kentucky facility and the incurrence of associated incremental costs as production scaled up. We therefore saw the mix impact to gross margin given that PHA represented a higher proportion of revenues in the first quarter 2021 compared to the first quarter of 2020.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

We expect our average cost per unit sold to improve as our debottlenecking project is completed and the plant scales up production.

R&D and SG&A expenses, excluding depreciation and amortization, stock-based compensation, rent and one-time items, were $5.4 million in the first quarter of 2021, compared to $3.3 million in the first quarter of 2020, mainly due to an increase in headcount and salaries to support R&D efforts and our future expansion plans, as well as increases in costs associated with having a larger asset base, such as property taxes and property and liability insurance. Public company expenses added approximately $1 million for the first quarter 2021, which we did not incur in the first quarter of last year, and includes items such as D&O insurance, increased public company auditing and accounting costs, and SOX readiness fees.

The Adjusted EBITDA loss in the first quarter was $2.3 million compared to break even in the same period last year, attributable to the factors I just discussed. Adjusted EBITDA excludes stock-based comp, and other income and other add backs, as reconciled in the appendix.

Adjusted EBITDAR was a loss of $1.6 million in the first quarter 2021 compared to a $700,000 gain in the first quarter of 2020. We add back our rent expense because it is primarily related to a sale leaseback agreement associated with the Kentucky facility, and thus essentially a replacement of depreciation expense.

Turning to slide 15, I'll provide an update on our outlook for the full year 2021.

Increased availability from the completed Phase I capacity expansion will allow us to significantly scale up production from current levels, after our planned second quarter debottlenecking initiatives are complete.

We expect growth in Adjusted EBITDA and cash flow from operations in 2021 as the Kentucky Phase I facility increases utilization levels from approximately 50% at the beginning of the year to fully utilized at the end of the year.

Total operating costs are expected to be approximately $27 million for 2021, excluding D&A, stock-based compensation, and one-time items.

We expect zero cash taxes due to the significant NOLs that the Company has available.

For the full year of 2021, we now expect capital expenditures to be in the range of $120 million to $145 million, an increase from the prior range primarily driven by inflation in construction.

We have a strong balance sheet in place with cash of $313 million, total net PP&E of $130 million, and total long-term debt of $32 million at quarter end. Our long-term debt includes $21 million of low-interest new market tax credit loans that are scheduled to be forgiven in 2026, leaving only $11 million in debt that is required to be repaid. Our cash position already provides ample support to fund our planned capacity expansions in 2021.

In addition, earlier this month, we disclosed that we entered into a $21 million credit facility with Truist Bank that provides us with additional flexibility to invest in ongoing initiatives as Danimer grows. Also, we renegotiated our $10 million subordinate loan, significantly relaxing the financial covenants as well as

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

reducing the base rate from the prime rate to LIBOR and lowered the applicable margin to 2.00% from 2.75%.

Now I will now turn the call back to Steve.

Steve Croskrey

Thanks, Jad.

In conclusion, with our progress to date, Danimer Scientific remains at the forefront of the bioplastics industry as the premier supplier of PHA biopolymers to blue-chip multinational corporations that are committed to reducing single-use plastic waste. Danimer's Board and Executive team includes experienced bioplastic scientists and business leaders with measurable contributions and achievements at Danimer and in this industry. Importantly, I would like to reiterate that I and the rest of the Management team and Board are significant owners of Danimer, and we are aligned in driving value for all of our shareholders and stakeholders.

With our expertise, our large portfolio of patents, path to commercial scale and our long-term customer contracts, we are well ahead of the competition.

Demand is expected to grow substantially over the next two decades and, with bioplastics representing less than 1% of the addressable market today, we have only scratched the surface of what we believe to be the immense upside moving forward.

Collectively, our continued expansion of production capacity, contracted revenue streams and future efficiencies of scale should continue to fuel our path forward to fulfilling our goal of transforming the bioplastics industry and solving the plastic waste crisis at a global level.

We will continue to build off of a record 2020 as we move through this year. We are still in the very early stages of an immense opportunity to grow our business and build long-term shareholder value.

Thank you for your time today. We will now open up the line for questions.

Operator

Thank you. The first question comes from Jon Tanwanteng from CJS Securities. Please go ahead.

Jon Tanwanteng

Good afternoon, gentlemen. Thank you for taking my question. I wanted to start—and I know you've noted this multiple times in your recent press releases and the prepared comments, but just regarding the unfortunate claims that surfaced online and just to be clear. I think you've done a good job relatively in addressing all of them. I was wondering, have your customers come back to you and said, "Hey, we're concerned about the performance of your products, your ability to deliver. We want to renegotiate or maybe pause and re-verify the performance and the claims before we reengage with you." Has any of that happened at all? Are you still committed to the contracts you have outstanding right now?

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Steve Croskrey

Thanks, Jon. Thanks for the question. No, we have not had a single customer call in to express concern about that report. Our customers remain extremely excited about the potential of Nodax and they're the ones, I guess, besides those of us here at the Company that really know how well it works, and they're super excited. So the customers had been very supportive. Thank you.

Jon Tanwanteng

Okay, great. Thank you for that. Jad, I was wondering, can you give us an update on the total cap ex you expect to spend between Phase 1 and 3 today given the rising material cost you talked about and maybe what the latest is regarding your plans or options to finance them?

Jad Dowdy

Yes. We've taken the total cap ex up for Phase 2 to $114 million, and again, that's due to inflation in construction materials. However, with Phase 3 or the greenfield plant, we still estimate that's going to be about $700 million.

Steve Croskrey

Hey Jon, I'll pick that up from there. As far as the financing of the greenfield facility, we have a very strong cash position and unlevered balance sheet and we expect to be generating cash from operations going forward. So we have a lot of financing options, including potential partnerships, and we'll make those financing decisions with our long-term plan in mind but we'll be opportunistic along the way and focus on maximizing results.

And I've got to say, whenever we talk about this plant, just to make the point, this Company has been working on this for 14 years, so I can't tell you how excited we are about being so close to kind of realizing the dream and the goal here of building a greenfield facility. The engineering has been underway for five months now and is on track and we're still on schedule to break ground in the beginning of next year.

Jon Tanwanteng

Okay, thank you for that. I'll jump back in queue.

Operator

The next question comes from Laurence Alexander of Jefferies. Please go ahead.

Laurence Alexander

Good afternoon. Could you characterize or give some detail on your average selling prices trends this quarter, how you're expecting to evolve this year and maybe sort of unpack that metric a little bit? And

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

separately, can you speak to feedstock costs and how you're managing feedstock costs for this year and heading into next year?

Steve Croskrey

Sure, Laurence, I'll handle that. Thank you for the questions. On average selling price, we calculate that based on the actual sales of PHA and PLA. Last year we averaged over $2.70 a pound, which included an average of $2.75 in Q4. In Q1, as Jad mentioned earlier, we averaged $2.85 a pound. Now, I wouldn't expect that necessarily to keep marching up like that because it is heavily influenced by customer and product mix, but it's a great trend, and we, of course, will always be trying to push that higher as we go.

As far as the canola oil price, last year, we locked in our contract for 80% of our expected volume. In Q1, our cost averaged about $0.45 per pound for canola oil. This year, we're contracted at 100% through the rest of the year. Our cost will go up gradually through the year, but not much more than about $0.10 per pound by the end of the year. When we calculate the percent of canola oil as a total cost of our average finished product, and factor in our contracted escalators, the net negative effect per pound is about $0.02 this year. And as we talked earlier, as I've mentioned earlier, we are working on alternatives. We have great flexibility here in the long run to be able to use just about any source of vegetable oil carbon as a feedstock but also sugars.

So, in the long run, we want to maximize flexibility to do the right thing for our customers and our business, but in the short run here we do see inflation with canola oil but obviously it's not a strategic threat to us at the moment.

Laurence Alexander

Thank you.

Operator

The next question comes from Jon Tanwanteng from CJS Securities. Please go ahead.

Jon Tanwanteng

Thanks for taking another one guys. Steve, I was wondering if you can expand on the contract nature of your revenue. Maybe the best way to think about that ramping over the next few years, even in terms of delivery schedules that are in there, or days or metrics and milestones. How do you expect it to play out, especially versus the original projections that you made last year?

Steve Croskrey

Well, first, I'd like to say that demand is not really a question here. We will be able to sell everything that we can make. And as far as comparing it to what was published last year, the major difference is that the deck that you're referring to last year had an October 1 funding date in it, and since we didn't fund until almost the very end of the year, that created a minimum of a three month difference between what was forecasted there and what's actually happening.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Before I answer the question directly, let me just take a minute to talk about these take-or-pay contracts that we have.

Take-or-pay contracts are unheard of in this industry. Typical contracts, and I will say typically, people don't have contracts. We historically have never had contracts on our PLA-based business. But typical contracts are supply agreements that bind the supplier and not the customer. And so that difference highlights the value that we are adding, but it also points out that our customers are committed to helping us scale. So we really are in this together with our customers.

The direct answer is that based on signed and pending contracts, we're sold out through 2025, and we'll need to build the greenfield just to take care of existing customers. As far as the next two years, we are sold out contractually. But if you think about our capacity build as upside down pyramid, we're right at that triangle at the bottom of it, the skinniest part of it right now. Our goal is to try to squeeze as many customers as we can possibly to get into there in the next year or two so that as they grow and as they ramp that base that would be at the top of the upside down pyramid will be even bigger.

So, even though we are contractually sold out over the next two years, we are going to try to shoehorn a couple of customers in there somehow, either by (inaudible) with other customers or seeing what we can do to accelerate the schedule on Phase 2.

Jon Tanwanteng

Okay, great. Thank you. I was wondering on the feedstock prices, and I know some you've adjusted a little bit, but as canola prices continue to rise have you seen any impact at all from a demand perspective as you quote to potential customers, maybe some falling out of the bottom of the funnel? Maybe even if you aren't seeing that, are you pulling forward any of the R&D spending into these alternative feedstocks you mentioned, soy as well as the—I can't remember the other one you mentioned you mentioned up in Minnesota? Are you trying to validate as many of these as possible as you go forward?

Steve Croskrey

Yes. As far as the impact on customers, I would say it's a non-event. Our prices going backwards are historically low and if we only get a $0.10 increase this year, if you look at the impact on a finished product basis, that's about a nickel of cost. So, on a $2.50 pound item, it isn't a huge make or break factor in terms of a pricing or a purchasing decision.

And yes, we are not—I would say we're not driven by the cost of canola oil and trying to validate other sources of vegetable oil. That's just a natural course of business that as we go forward we'll continue to validate more and more materials to give ourselves maximum flexibility in being able to optimize in the future.

And one thing to just consider there is that after we build this first greenfield facility we'll be looking at site selections all around the world potentially for the next—plants two to three to follow the greenfield, being plant one. In other locations in the world, there are other sources of raw materials that are much cheaper

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

versus canola oil that our price of canola oil here is attractive in the United States, but if we were to go Brazil we would surely be using sugar. If we go to Thailand we'd be using sugar or palm oil.

So, that's one of the reasons why we want to get as many of those products validated as we can.

Jon Tanwanteng

Great. One last for me, if I could. You mentioned this new coating, this aqueous coating for paper products. That sounds pretty exciting to me. I was wondering, one, is that the new product development you were talking about on the last call? Two, if you could size that market, if it's outside the 10 that you've been mentioning in your other calls as well.

Steve Croskrey

I'm sorry. Jon, what was the very last part of the question? I didn't catch that.

Jon Tanwanteng

Is that incremental to the TAM that you've been talking about, that 500 billion pounds of plastic that you think is the addressable market?

Steve Croskrey

Yes. First of all, no, it's not incremental to that TAM, it's part of that TAM. We have been working on this as an internal project for a long time, where most of our products have been initially developed in conjunction with a specific customer. This one we kind of did it on our own until we partnered up with Kemira last year. It's really exciting, because we are at a point now where we're able to coat paperboard with a PHA coating that's half as thick as the traditional polyethylene coating would be, so that mitigates the cost of that material to the customer significantly. We've had a lot of success at this point with making coffee cups using that paperboard. And so we're super excited to get that out to the marketplace and start getting customers going through that validation process later this year and into next year.

Jon Tanwanteng

Got it. Thanks.

Steve Croskrey

Did you catch everything there, Jon? I'm not sure if I hit all your points.

Jon Tanwanteng

You did. I appreciate it.

Steve Croskrey

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Okay, thanks. Okay.

Operator

The next question comes from Laurence Alexander of Jefferies. Please go ahead.

Laurence Alexander

Hi. Thanks. Just a couple of others. Could you sort of give some more detail on the savings from the debottleneck, how significant they are? I realize that you're reinvesting most of them. I guess if you could give some context on that. And also the reference to the non-plastic article that your applications would be—your product would be going in to replace, can you give any detail on that, because the (inaudible) a bit curious?

Steve Croskrey

Yes. Unfortunately, no I can't give any detail on that particular article. But we pointed it out because we find it exciting that we're finding applications for PHA outside of the single use plastic market that we are attacking. So it's exciting because the price points are very different in these other categories and that's one of the reasons we like mentioning these wins.

As far as the debottlenecking, Laurence, the biggest aspect of that debottlenecking in terms of cost reduction is that it's going to free the plant up to scale all the way to 100%, and by scaling we're going to drive the average cost per pound down significantly. I'll give you a couple of examples of what we're doing there in the debottlenecking.

The first one, a lot of you may have heard before, it's a very simple example, but it's real, it's a lot of the work that we're doing—and by the way, we haven't mentioned this yet, but I'll mention it now. We did start the turnaround on May 14 and it's going well and we expect the projects to be completed on time by the end of this month.

So a couple of examples. This first one sounds pretty simple, but it's real. In material handling, as you move the PHA from fermentation to extrusion, you have to clean it and dry it. So what happens along the way, PHA in certain parts of that process is getting clogged in pipes, like in a bend in a pipe it's getting clogged, and maybe an operator has to shut down once a shift and spend an hour cleaning that pipe out.

So that's a very simple example, but it's real. And we're fixing those kind of things. We're also—as another example, our dryer turns and we are implementing ways to allow it to turn faster, which will allow it to dry the material more quickly.

So the whole goal of this whole project is to get the material through the system faster, and we're very confident that it will be successful.

Laurence Alexander

Thank you.

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Danimer Scientific, Inc. – First Quarter 2021 Earnings Call, May 17, 2021

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to CEO, Steve Croskrey, for any closing remarks.

Steve Croskrey

Thank you, Carl. Thank you everyone for joining us today. I'd like to say one thing in closing. With all the noise around us, it would be easy to lose focus and be distracted. I assure you, this will not happen. We have over $300 million in cash on hand, we've just announced the redemption of our public warrants which will bring in over $100 million, we have no direct competition, and demand will exceed capacity for many years, even as we accelerate our construction plans to keep up.

Thank you everyone and have a good evening.

Operator

This concludes today's conference call. You may disconnect your lines. Thank you for participating and have a pleasant evening.

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